Exhibit 99.5

November 17, 2023

ACBA Merger Sub I Limited

Rm. 806, 8/F, Tower 2

Lippo Centre, No. 89 Queensway

Admiralty, Hong Kong

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-4 (the “Registration Statement”) of ACBA Merger Sub I Limited (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately after the closing of the Business Combination (as defined in the Registration Statement), I will serve as a member of the board of directors of the PubCo (as defined in the Registration Statement).

Sincerely yours,

/s/ Alain FONTAINE
Name:	Alain FONTAINE